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Exhibit 4.4

FastForward Networks, Inc.

1998 Stock Plan

Adopted on September 9, 1998

(Revised on October 27, 1999 and January 27, 2000)

TABLE OF CONTENTS

		Page No.
SECTION 1. ESTABLISHMENT AND PURPOSE		3
SECTION 2. ADMINISTRATION		3
(a)	Committees of the Board of Directors	3
(b)	Authority of the Board of Directors	3
SECTION 3. ELIGIBILITY		3
(a)	General Rule	3
(b)	Ten-Percent Stockholders.	3
SECTION 4. STOCK SUBJECT TO PLAN		3
(a)	Basic Limitation	3
(b)	Additional Shares	3
SECTION 5. TERMS AND CONDITIONS OF AWARDS OR SALES		4
(a)	Stock Purchase Agreement	4
(b)	Duration of Offers and Nontransferability of Rights	4
(c)	Purchase Price	4
(d)	Withholding Taxes	4
(e)	Restrictions on Transfer of Shares and Minimum Vesting	4
(f)	Accelerated Vesting	4

SECTION 6. TERMS AND CONDITIONS OF OPTIONS		4
(a)	Stock Option Agreement	4
(b)	Number of Shares	5
(c)	Exercise Price	5
(d)	Withholding Taxes	5
(e)	Exercisability	5
(f)	Accelerated Exercisability	5
(g)	Basic Term	5
(h)	Nontransferability	5
(i)	Termination of Service (Except by Death)	5
(j)	Leaves of Absence	6
(k)	Death of Optionee	6
(l)	No Rights as a Stockholder	6
(m)	Modification, Extension and Assumption of Options.	6
(n)	Restrictions on Transfer of Shares and Minimum Vesting	6
(o)	Accelerated Vesting	7
SECTION 7. PAYMENT FOR SHARES		7
(a)	General Rule	7
(b)	Surrender of Stock	7
(c)	Services Rendered	7
(d)	Promissory Note	7
(e)	Exercise/Sale	7
(f)	Exercise/Pledge	8
SECTION 8. ADJUSTMENT OF SHARES		8
(a)	General	8
(b)	Mergers and Consolidations	8
(c)	Reservation of Rights	8
SECTION 9. SECURITIES LAWS REQUIREMENTS		8
(a)	General	8
(b)	Financial Reports	8
SECTION 10. NO RETENTION RIGHTS		9

SECTION 11. DURATION AND AMENDMENTS		9
(a)	Term of the Plan	9
(b)	Right to Amend or Terminate the Plan	9
(c)	Effect of Amendment or Termination	9
SECTION 12. DEFINITIONS		9

FastForward Networks, Inc. 1998 Stock Plan

1.    Establishment And Purpose

        The purpose of the Plan is to offer selected individuals an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing Shares of the Company's Stock. The Plan provides both for the direct award or sale of Shares and for the grant of Options to purchase Shares. Options granted under the Plan may include Nonstatutory Options as well as ISOs intended to qualify under Section 422 of the Code. Capitalized terms are defined in Section 12.

2.    Administration

        (a)  Committees of the Board of Directors The Plan may be administered by one or more Committees. Each Committee shall consist of one or more members of the Board of Directors who have been appointed by the Board of Directors. Each Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it. If no Committee has been appointed, the entire Board of Directors shall administer the Plan. Any reference to the Board of Directors in the Plan shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function.

        (b)    Authority of the Board of Directors.    Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Purchasers, all Optionees and all persons deriving their rights from a Purchaser or Optionee.

3.    Eligibility

        (a)    General Rule.    Only Employees, Outside Directors and Consultants shall be eligible for the grant of Options or the direct award or sale of Shares. Only Employees shall be eligible for the grant of ISOs.

        (b)    Ten-Percent Stockholders.    An individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries shall not be eligible for designation as an Optionee or Purchaser unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the date of grant, (ii) the Purchase Price (if any) is at least 100% of the Fair Market Value of a Share and (iii) in the case of an ISO, such ISO by its terms is not exercisable after the expiration of five years from the date of grant. For purposes of this Subsection (b), in determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

4.    Stock Subject To Plan.

        (a)    Basic Limitation.    Shares offered under the Plan may be authorized but unissued Shares or treasury Shares. The aggregate number of Shares that may be issued under the Plan (upon exercise of Options or other rights to acquire Shares) shall not exceed 9,000,0001 Shares, subject to adjustment pursuant to Section 8. The number of Shares that are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

        (b)    Additional Shares.    In the event that any outstanding Option or other right for any reason expires or is canceled or otherwise terminated, the Shares allocable to the unexercised portion of such Option or other right shall again be available for the purposes of the Plan. In the event that Shares issued under the Plan are reacquired by the Company pursuant to any forfeiture provision, right of repurchase or right of first refusal, such Shares shall again be available for the purposes of the Plan, except that the aggregate number of Shares which may be issued upon the exercise of ISOs shall in no event exceed 9,000,000 Shares (subject to adjustment pursuant to Section 8).

(1)
Increase in Shares under the plan from 2,100,000 to 2,500,000 approved by Board on October 27, 1999 and increase in Shares under the plan from 2,500,000 to 3,500,000 approved by Board on January 27, 2000. Increase in Shares under the plan from 3,500,000 to 4,250,000 approved by Board on May 17, 2000. 2 for 1 split approved by Board on July 5, 2000. Increase in Shares under the plan from 8,500,000 to 9,000,000 approved by Board on September 6, 2000.

5.    Terms And Conditions Of Awards Or Sales.

        (a)    Stock Purchase Agreement.    Each award or sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Stock Purchase Agreement between the Purchaser and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Purchase Agreement. The provisions of the various Stock Purchase Agreements entered into under the Plan need not be identical.

        (b)    Duration of Offers and Nontransferability of Rights.    Any right to acquire Shares under the Plan (other than an Option) shall automatically expire if not exercised by the Purchaser within 30 days after the grant of such right was communicated to the Purchaser by the Company. Such right shall not be transferable and shall be exercisable only by the Purchaser to whom such right was granted.

        (c)    Purchase Price.    The Purchase Price of Shares to be offered under the Plan shall not be less than 85% of the Fair Market Value of such Shares, and a higher percentage may be required by Section 3(b). Subject to the preceding sentence, the Purchase Price shall be determined by the Board of Directors at its sole discretion. The Purchase Price shall be payable in a form described in Section 7.

        (d)    Withholding Taxes.    As a condition to the purchase of Shares, the Purchaser shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase.

        (e)    Restrictions on Transfer of Shares and Minimum Vesting.    Any Shares awarded or sold under the Plan shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board of Directors may determine. Such restrictions shall be set forth in the applicable Stock Purchase Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In the case of a Purchaser who is not an officer of the Company, an Outside Director or a Consultant, any right to repurchase the Purchaser's Shares at the original Purchase Price (if any) upon termination of the Purchaser's Service shall lapse at least as rapidly as 20% per year over the five-year period commencing on the date of the award or sale of the Shares. Any such right may be exercised only within 90 days after the ter mination of the Purchaser's Service for cash or for cancellation of indebtedness incurred in purchasing the Shares.

        (f)    Accelerated Vesting.    Unless the applicable Stock Purchase Agreement provides otherwise, any right to repurchase a Purchaser's Shares at the original Purchase Price (if any) upon termination of the Purchaser's Service shall lapse and all of such Shares shall become vested if (i) the Company is subject to a Change in Control before the Purchaser's Service terminates and (ii) the repurchase right is not assigned to the entity that employs the Purchaser immediately after the Change in Control or to its parent or subsidiary.

6.    Terms And Conditions Of Options.

        (a)    Stock Option Agreement.    Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

        (b)    Number of Shares.    Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 8. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

        (c)    Exercise Price.    Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and a higher percentage may be required by Section 3(b). The Exercise Price of a Nonstatutory Option shall not be less than 85% of the Fair Market Value of a Share on the date of grant, and a higher percentage may be required by Section 3(b). Subject to the preceding two sentences, the Exercise Price under any Option shall be determined by the Board of Directors at its sole discretion. The Exercise Price shall be payable in a form described in Section 7.

        (d)    Withholding Taxes.    As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

        (e)    Exercisability.    Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. In the case of an Optionee who is not an officer of the Company, an Outside Director or a Consultant, an Option shall become exercisable at least as rapidly as 20% per year over the five-year period commencing on the date of grant. Subject to the preceding sentence, the exercisability provisions of any Stock Option Agreement shall be determined by the Board of Directors at its sole discretion.

        (f)    Accelerated Exercisability.    Unless the applicable Stock Option Agreement provides otherwise, all of an Optionee's Options shall become exercisable in full if (i) the Company is subject to a Change in Control before the Optionee's Service terminates, (ii) such Options do not remain outstanding, (iii) such Options are not assumed by the surviving corporation or its parent and (iv) the surviving corporation or its parent does not substitute options with substantially the same terms for such Options.

        (g)    Basic Term.    The Stock Option Agreement shall specify the term of the Option. The term shall not exceed 10 years from the date of grant, and a shorter term may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.

        (h)    Nontransferability.    No Option shall be transferable by the Optionee other than by beneficiary designation, will or the laws of descent and distribution. An Option may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee's guardian or legal representative. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during the Optionee's lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

        (i)    Termination of Service (Except by Death).    If an Optionee's Service terminates for any reason other than the Optionee's death, then the Optionee' s Options shall expire on the earliest of the following occasions:

            (i)  The expiration date determined pursuant to Subsection (g) above;

          (ii)  The date three months after the termination of the Optionee's Service for any reason other than Disability, or such later date as the Board of Directors may determine; or

          (iii)  The date six months after the termination of the Optionee's Service by reason of Disability, or such later date as the Board of Directors may determine.

        The Optionee may exercise all or part of the Optionee's Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become exercisable before the Optionee's Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee's Service terminated (or vested as a result of the termination). The balance of such Options shall lapse when the Optionee's Service terminates. In the event that the Optionee dies after the termination of the Optionee's Service but before the expiration of the Optionee's Options, all or part of such Options may be exercised (prior to expiration) by the executors or administrators of the Optionee's estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Opt ions had become exercisable before the Optionee's Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee's Service terminated (or vested as a result of the termination).

        (j)    Leaves of Absence.    For purposes of Subsection (i) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

        (k)    Death of Optionee.    If an Optionee dies while the Optionee is in Service, then the Optionee's Options shall expire on the earlier of the following dates:

            (i)  The expiration date determined pursuant to Subsection (g) above; or

          (ii)  The date 12 months after the Optionee's death.

        All or part of the Optionee's Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee's estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee's death or became exercisable as a result of the death. The balance of such Options shall lapse when the Optionee dies.

        (l)    No Rights as a Stockholder.    An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by the Optionee's Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of such Option.

        (m)    Modification, Extension and Assumption of Options.    Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee's rights or increase the Optionee's obligations under such Option.

        (n)    Restrictions on Transfer of Shares and Minimum Vesting.    Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board of Directors may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In the case of an Optionee who is not an officer of the Company, an Outside Director or a Consultant:

            (i)  Any right to repurchase the Optionee's Shares at the original Exercise Price upon termination of the Optionee's Service shall lapse at least as rapidly as 20% per year over the five-year period commencing on the date of the option grant;

          (ii)  Any such right may be exercised only for cash or for cancellation of indebtedness incurred in purchasing the Shares; and

          (iii)  Any such right may be exercised only within 90 days after the later of (A) the termination of the Optionee's Service or (B) the date of the option exercise.

        (o)    Accelerated Vesting    Unless the applicable Stock Option Agreement provides otherwise, any right to repurchase an Optionee's Shares at the original Exercise Price upon termination of the Optionee's Service shall lapse and all of such Shares shall become vested if (i) the Company is subject to a Change in Control before the Optionee's Service terminates and (ii) the repurchase right is not assigned to the entity that employs the Optionee immediately after the Change in Control or to its parent or subsidiary.

7.    Payment For Shares.

        (a)    General Rule.    The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 7.

        (b)    Surrender of Stock.    To the extent that a Stock Option Agreement so provides, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Option is exercised. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

        (c)    Services Rendered.    At the discretion of the Board of Directors, Shares may be awarded under the Plan in consideration of services rendered to the Company, a Parent or a Subsidiary prior to the award. At the discretion of the Board of Directors, Shares may also be awarded under the Plan in consideration of services to be rendered to the Company, a Parent or a Subsidiary after the award, except that the par value of such Shares, if newly issued, shall be paid in cash or cash equivalents.

        (d)    Promissory Note.    To the extent that a Stock Option Agreement or Stock Purchase Agreement so provides, all or a portion of the Exercise Price or Purchase Price (as the case may be) of Shares issued under the Plan may be paid with a full-recourse promissory note. However, the par value of the Shares, if newly issued, shall be paid in cash or cash equivalents. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board of Directors (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.

        (e)    Exercise/Sale.    To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

        (f)    Exercise/Pledge.    To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

8.    Adjustment Of Shares.

        (a)    General.    In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a combination or consolidation of the outstanding Stock into a lesser number of Shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board of Directors shall make appropriate adjustments in one or more of (i) the number of Shares available for future grants under Section 4, (ii) the number of Shares covered by each outstanding Option or (iii) the Exercise Price under each outstanding Option.

        (b)    Mergers and Consolidations.    In the event that the Company is a party to a merger or consolidation, outstanding Options shall be subject to the agreement of merger or consolidation. Such agreement, without the Optionees' consent, may provide for:

            (i)  The continuation of such outstanding Options by the Company (if the Company is the surviving corporation);

          (ii)  The assumption of the Plan and such outstanding Options by the surviving corporation or its parent;

          (iii)  The substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding Options; or

          (iv)  The cancellation of such outstanding Options without payment of any consideration.

        (c)    Reservation of Rights.    Except as provided in this Section 8, an Optionee or Purchaser shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

9.    Securities Law Requirements.

        (a)    General.    Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company's securities may then be traded.

        (b)    Financial Reports.    The Company each year shall furnish to Optionees, Purchasers and stockholders who have received Stock under the Plan its balance sheet and income statement, unless such Optionees, Purchasers or stockholders are key Employees whose duties with the Company assure them access to equivalent information. Such balance sheet and income statement need not be audited.

10.    No Retention Rights.

        Nothing in the Plan or in any right or Option granted under the Plan shall confer upon the Purchaser or Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Purchaser or Optionee) or of the Purchaser or Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

11.    Duration and Amendments.

        (a)    Term of the Plan.    The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to the approval of the Company's stockholders. In the event that the stockholders fail to approve the Plan within 12 months after its adoption by the Board of Directors, any grants of Options or sales or awards of Shares that have already occurred shall be rescinded, and no additional grants, sales or awards shall be made thereafter under the Plan. The Plan shall terminate automatically 10 years after its adoption by the Board of Directors and may be terminated on any earlier date pursuant to Subsection (b) below.

        (b)    Right to Amend or Terminate the Plan.    The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that any amendment of the Plan which increases the number of Shares available for issuance under the Plan (except as provided in Section 8), or which materially changes the class of persons who are eligible for the grant of ISOs, shall be subject to the approval of the Company's stockholders. Stockholder approval shall not be required for any other amendment of the Plan.

        (c)    Effect of Amendment or Termination.    No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

12.    Definitions.

        (a)  "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

        (b)  "Change in Control" shall mean:

            (i)  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

          (ii)  The sale, transfer or other disposition of all or substantially all of the Company's assets.

        A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

        (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (d)  "Committee" shall mean a committee of the Board of Directors, as described in

        (e)  "Company" shall mean FastForward Networks, Inc., a Delaware corporation.

Section 2(a).

        (f)    "Consultant" shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

        (g)  "Disability" shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

        (h)  "Employee" shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

        (i)    "Exercise Price" shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.

        (j)    "Fair Market Value" shall mean the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

        (k)  "ISO" shall mean an employee incentive stock option described in Section 422(b) of the Code.

        (l)    "Nonstatutory Option" shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

        (m)  "Option" shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

        (n)  "Optionee" shall mean an individual who holds an Option.

        (o)  "Outside Director" shall mean a member of the Board of Directors who is not an Employee.

        (p)  "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

        (q)  "Plan" shall mean this FastForward Networks, Inc. 1998 Stock Plan.

        (r)  "Purchase Price" shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board of Directors.

        (s)  "Purchaser" shall mean an individual to whom the Board of Directors has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

        (t)    "Service" shall mean service as an Employee, Outside Director or Consultant.

        (u)  "Share" shall mean one share of Stock, as adjusted in accordance with Section 8 (if applicable).

        (v)  "Stock" shall mean the Common Stock of the Company, with a par value of $0.001 per Share.

        (w)  "Stock Option Agreement" shall mean the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to the Optionee's Option.

        (x)  "Stock Purchase Agreement" shall mean the agreement between the Company and a Purchaser who acquires Shares under the Plan which contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

        (y)  "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

AMENDMENT
TO
FASTFORWARD NETWORK, INC.'S 1998 STOCK PLAN

        The FastForward Network, Inc.'s 1998 Stock Plan is hereby amended effective October 30, 2000 as follows (the "Plan"):

        A.    Section 12 "Definitions" is amended by adding the following definitions:

        "Cause" means (i) any act of personal dishonesty taken by the Optionee in connection with his responsibilities as an Employee and intended to result in substantial personal enrichment of the Optionee, (ii) the conviction of a felony, (iii) a willful act by the Optionee that constitutes gross misconduct and that is injurious to the Company, (iv) for a period of not less than thirty (30) days following delivery to the Optionee of a written demand for performance from the Company that describes the basis for the Company's belief that the Optionee has not substantially performed his duties, continued violations by the Optionee of the Optionee's obligations to the Company that are demonstrably willful and deliberate on the Optionee's part or (v) as otherwise provided in a Stock Option Agreement.

        "Change in Control" means the occurrence of any of the following:

            (i)  Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities entitled to vote generally in the election of directors;

          (ii)  Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

          (iii)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, such surviving entity or entity that controls such surviving entity outstanding immediately after such merger or consolidation; or

          (iv)  The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

        B.    Section 8 "Adjustment of Shares" is hereby amended by changing the heading to "Adjustment of Shares, Change in Control and Excise Tax" and by adding the following new Sections 8(d) and (e):

            (d)    Change in Control.    Notwithstanding the exercise or vesting periods set forth in the Plan or any Stock Option Agreement or Stock Purchase Agreement or other related agreement, exercise of an Option or purchase of shares shall be subject to the following:

        If the Company or any successor thereto terminates the Optionee's or Purchaser's employment without Cause within twelve (12) months following a Change in Control, the Optionee's Options or Purchaser's Shares, as the case may be and any restricted stock acquired upon exercise of the Optionee's Options or otherwise granted under the Plan shall become 100% vested and exercisable, and any rights of repurchase shall lapse and Purchaser's Shares shall become vested; provided, however, that no such acceleration shall occur in the event that it would preclude accounting for any business combination of the Company involving a Change in Control as a "pooling of interests."

            (e)    Excise Tax.

        Notwithstanding any other provisions of the Plan or any Stock Option Agreement or Stock Purchase Agreement, or other related agreement, in the event that any payment or benefit received or to be received by the Optionee or Purchaser, as applicable (whether pursuant to the terms of the Plan or other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called "Total Payments") would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit received or to be received by the Optionee or Purchaser, as the case may be (whether pursuant to the terms of the Plan, any Stock Option Agreement, Stock Purchase Agreement or other related agreement) shall be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Optionee would be subject in respect of such unreduced Total Payments). Unless the Company and the Optionee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Optionee or Purchaser, as applicable, and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Optionee or Purchaser, as applicable, shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

QuickLinks

  Exhibit 4.4
FastForward Networks, Inc. 1998 Stock Plan
TABLE OF CONTENTS
FastForward Networks, Inc. 1998 Stock Plan
AMENDMENT TO FASTFORWARD NETWORK, INC.'S 1998 STOCK PLAN